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                                                                   Exhibit 10.11


                                SUPPORT AGREEMENT


                  THIS SUPPORT AGREEMENT (this "Agreement") is made as of the Effective Date (as Section 3.1 defines that term) by and between McDermott International, Inc., a corporation organized under the laws of the Republic of Panama ("MII"), and McDermott Incorporated, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of MII ("MI").

                              PRELIMINARY STATEMENT

                  MI is a party to an Indenture dated as of March 1, 1992, as amended, with United States Trust Company of New York, as Trustee, under which MI has issued and outstanding approximately $225 million in aggregate principal amount of its 9.375% Notes due 2002 (the "9.375% Notes") and approximately $9.5 million in aggregate principal amount of its Series "A" Medium Term Notes due 2003 (the "Series A MTNs"). MI also is a party to an Indenture dated as of November 1, 1992, as amended, with Citibank, N.A., as Successor Trustee, under which MI has issued and outstanding approximately $64 million in aggregate principal amount of its Series "B" Medium Term Notes due on various dates in 2005, 2008 and 2023 (the "Series B MTNs"). Under a Pollution Control Financing Agreement dated as of February 1, 1979 with Beaver County Industrial Development Authority, MI has issued and outstanding a Pollution Control Note due 2009 in the principal amount of $17 million (the "Pollution Control Note" and, collectively with the 9.375% Notes, the Series A MTNs and the Series B MTNs, the "MI Debt Securities").

                  MI and MII are parties to a Stock Purchase and Sale Agreement dated as of November 17, 1982 (the "Put/Call Agreement") under which MI has the option to put to MII certain securities issued by MII and held by MI (the "MI Put Option") and MII has the option to call those securities (the "MII Call Option"), in each case at a cash price determined in accordance with the Put/Call Agreement. MI's exercise of the MI Put Option or MII's exercise of the MII Call Option would result in a taxable gain to MI.

                  MI has requested MII to provide MI with standby financial support, as an alternative to the exercise of the MI Put Option or the MII Call Option, to assist MI in meeting its interest payment obligations with respect to the MI Debt Securities, if and to the extent MI is unable to fund the payment of those obligations from its consolidated cash flows and its investing and financing activities, and MII is willing to provide that support on the terms and subject to the conditions this Agreement sets forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements this Agreement contains, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                FINANCIAL SUPPORT

                  Section I.1. Advances. Subject to the terms and conditions of this Agreement, MII will make advances (each, an "Advance") to MI from time to time between the date hereof and the Termination Date (as Section 3.2 defines that term), in such amounts as MI may request under the provisions of Section 1.3, for the sole purpose of funding the payment of the interest on the MI Debt Securities when due, in each case (i) as those interest payment obligations mature in accordance with their respective amortization schedules (without giving effect to any repurchase or redemption commitment made by MI or any acceleration of maturity) and (ii) only to the extent MI is unable (after the exercise of its best efforts) to fund the payment of those obligations through its cash flows (determined on a consolidated basis to include its subsidiaries) from operations and from its investing and financing activities.

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                  Section I.2. Limitations on MII's Obligation To Make Advances.
(a) In no event will MII's obligations under this Agreement exceed an amount equal to the sum of (i) the aggregate amount of the accrued and unpaid interest on the MI Debt Securities as of the Effective Date and (ii) the aggregate amount of interest that accrues on the MI Debt Securities from and after the Effective Date through the Termination Date.

                  (b) Any other provision this Agreement contains to the contrary notwithstanding, MII's obligations under this Agreement will terminate immediately on any exercise of the MI Put Option or the MII Call Option. This Agreement is not intended to, and shall not be deemed, construed or interpreted to, alter or otherwise affect MI's and MII's respective rights, duties and obligations under the Put/Call Agreement, including MI's right to exercise the MI Put Option and MII's right to exercise the MII Call Option at any time.

                  (c) MII will not be obligated to make any requested Advance unless, on the date it is to make that Advance (and after giving effect to the requested Advance), no Default or Event of Default (as Section 2.1 defines those terms) has occurred and is continuing.

                  Section I.3. Procedures for Advances. Between the date hereof and the Termination Date, MI may request an Advance hereunder by delivering a written request for that Advance (each, a "Request for Advance") to MII. A Request for Advance must set forth in reasonable detail the interest payment obligations with respect to the MI Debt Securities that MI will fund by the requested Advance (the "Funded Obligations"). MII may decline to make any Advance hereunder if it concludes, in its sole discretion, that it is not required to do so under the provisions of Sections 1.1 and 1.2. Subject to the following provisions of this Section 1.3, if MII determines that this Agreement requires it to make a requested Advance hereunder, it will do so within 60 days of its receipt of the related Request for Advance. At the option of MII, the Advance will take the form of either (i) a contribution to the capital of MI or
(ii) a loan evidenced by a promissory note in form and substance satisfactory to MII (a "Promissory Note"). If MII determines to make an Advance in the form of a loan, MII will so notify MI in writing within 30 days of its receipt of the related Request for Advance. In the absence of such notification, MII will be deemed to have elected to treat the Advance as a capital contribution to MI. If MII determines to make an Advance in the form of a loan and timely notifies MI of that determination in accordance with the foregoing provisions, (i) MI and MII will promptly meet for the purpose of negotiating mutually satisfactory terms for the related Promissory Note and (ii) MII will not be obligated to make that Advance until it has received the related Promissory Note, duly executed and delivered by MI. If the parties are unable to agree on the terms of the Promissory Note to evidence any Advance in accordance with the foregoing provisions, MII will not be obligated to make that Advance. MI will cause the proceeds of each Advance MII makes hereunder to be applied to the payment of the Funded Obligations to which the related Request for Advance refers.

                  Section I.4. Financial Support Fee. In consideration of MII's agreement to make Advances under the terms and conditions of this Agreement, MI will pay MII a fee in the amount of $5,000 per month, payable on the first day of each month during the term of this Agreement, except that the first monthly fee will be $2,500 and will be payable on the date hereof.

                                   ARTICLE II

                    EVENTS OF DEFAULT AND THEIR CONSEQUENCES

                  Section II.1. Events of Default. For purposes of this Agreement, the occurrence of any one or more of the following events is an "Event of Default" (and the occurrence of an event that, but for the passage of time or the giving of notice or both, would be an Event of Default is a "Default"):

                  (i) MI fails to pay any amount due under any Promissory Note (including any accrued and unpaid interest thereon) or under Section
         1.4 when it becomes due;

                  (ii) MI fails to cause the proceeds of any Advance to be applied in accordance with Section 1.3;


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                  (iii) (A) MI seeks or suffers the appointment of a custodian, receiver, trustee or similar fiduciary with respect to any material part of its assets, (B) any petition for an order of relief is filed against MI under the United States Bankruptcy Code, as amended (or any successor thereto), and continues unstayed for more than 60 days or MI petitions for any such order, (C) MI makes any offer of settlement, extension or composition to its unsecured creditors generally, makes a general assignment for the benefit of creditors or acknowledges in writing its inability to pay its debts as they become due or (D) MI takes any action to authorize any of the foregoing; or

                  (iv) any event that allows any holders (or their respective representatives) to accelerate the maturity of any of the MI Debt Securities occurs and continues.

                  Section II.2. Consequences. If an Event of Default Section 2.1(iii) describes exists, MII's commitment to make Advances automatically will terminate and the entire unpaid amount of each outstanding Promissory Note, including the interest accrued thereon, automatically will become due and payable without any action of any kind by MII. If any other Event of Default exists, MII may do any one or more of the following: (i) declare the entire unpaid amount of each outstanding Promissory Note, including the interest accrued thereon, immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights this Agreement, the Promissory Notes or applicable laws afford to it. MI waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment. No waiver of a Default or an Event of Default by MII will be deemed a waiver of any other then existing or subsequent Default or Event of Default. No delay or omission by MII in exercising any right under this Agreement or any Promissory Note will impair that right or be construed as a waiver of that right, nor will any single partial exercise of any right preclude any other or further exercise of that or any other right.

                                   ARTICLE III

                       EFFECTIVE DATE AND TERMINATION DATE

                  Section III.1. Effective Date. This Agreement will become effective as of the date MI executes and delivers a counterpart hereof to MII (the "Effective Date").

                  Section III.2. Termination Date. The obligation of MII to make Advances will terminate at 5:00 p.m., New Orleans time, on March 15, 2002 (the "Termination Date").

                                   ARTICLE IV

                                  MISCELLANEOUS

                  Section IV.1. Entire Agreement; Amendment; Waivers. This Agreement constitutes the entire agreement and understanding between MI and MII and supersedes all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by both MII and MI. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

                  Section IV.2. Parties Bound; Assignment; No Third-Party Beneficiaries. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign this Agreement or any of its rights hereunder without the prior written consent of the other party hereto. This Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person not a party hereto any rights or remedies hereunder.

                  Section IV.3. Notices. All notices or other communications required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate


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party, at the address of that party set forth below (or at such other address as that party may designate by written notice to the other party in accordance with this Section 4.3):

                  (i)      if to MII, addressed to it at:

                           McDermott International, Inc.
                           1450 Poydras Street
                           Post Office Box 61961
                           New Orleans, Louisiana  70161-1961
                           Attn.:  President and Chief Executive Officer

                  (ii)     if to MI, addressed to it at:

                           McDermott Incorporated
                           1450 Poydras Street
                           Post Office Box 61961
                           New Orleans, Louisiana  70161-1961
                           Attn.:  President and Chief Executive Officer

                  Section IV.4. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Louisiana, without regard to any conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

                  Section IV.5. Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to either party hereto as a result of any breach or default hereunder by the other party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder which occurs before or after that waiver. No remedy any provision of this Agreement confers is intended by either party hereto to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either party hereto will not constitute a waiver of the right to pursue other available remedies.

                  Section IV.6. Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

                  Section IV.7. Interpretation and Construction. When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article" and "Section" refer to Articles and Sections of this Agreement unless otherwise specified. Whenever the context so requires, the singular number includes the plural and vice versa. The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning. For purposes of this Agreement, (i) the term "person" means any natural person, entity, estate, trust, union or employee organization or governmental authority and (ii) the term "entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture. Captions to Articles and Sections of this Agreement are included for convenience of reference only, and such captions shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or



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construction of any provision hereof. The language this Agreement uses shall be deemed to be the language the parties hereto have selected to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  Section IV.8. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the respective dates indicated below.

                                          McDERMOTT INTERNATIONAL, INC.


Dated:  February 21, 2000                 By: /s/ Roger E. Tetrault
                                              ---------------------------------
                                               Roger E. Tetrault
                                               Chairman of the Board and
                                                  Chief Executive Officer


                                          McDERMOTT INCORPORATED


Dated:   February 25, 2000                By: /s/ Daniel R. Gaubert
                                              ---------------------------------
                                               Daniel R. Gaubert
                                               Senior Vice President and
                                                  Chief Financial Officer


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